Exhibit 5(a)

                    HOME FEDERAL SAVINGS BANK
         HOME FEDERAL SAVINGS BANK EMPLOYEES' SAVINGS &
            PROFIT SHARING PLAN AND TRUST AMENDMENTS
                       RESOLUTION #9701-04
                        JANUARY 28, 1997

WHEREAS, Home Federal Savings Bank (the "Bank") currently offers a 401(k) Plan (the "Plan") to its employees, and

WHEREAS, the Bank acknowledged Pentegra's Basic Plan Document through the execution of an Adoption Agreement, effective August 1, 1996. This execution amended the existing Plan Document dated
January 2, 1992 in its entirety.

WHEREAS, the Adoption Agreement is hereby amended as indicated below, effective January 1, 1997:

For those employees hired prior to January 1, 1997:
     1) the eligibility date will be the 1st of the month following 30 days of employment.

     2) the employer match will be calculated monthly and paid annually.

For those employees hired on or after January 1, 1997:
     1) the eligibility date will be the 1st of the month following 30 days of employment.

     2) the employer match will be calculated monthly and paid annually.

     3) the vesting schedule relating to the employer match will be a 5 year cliff vesting.

NOW THEREFORE BE IT RESOLVED, that the Board of Directors hereby approve the above amendments to the Plan.

RESOLVED FURTHER, that a copy of this resolution be given to the Administrator of the Bank's 401(k) Plan and that all participants in the Plan are notified of these amendments.